January 4, 2005



Mr. Forbes I. J. Alexander
Chief Financial Officer
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street, North
St. Petersburg, FL  33716


	RE:	Jabil Circuit, Inc.
		Form 10-K for the year ended August 31, 2004
		Form 8-K dated September 21, 2004
		File No. 0-21308

Dear Mr. Alexander:


      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

	Sincerely,



	Martin F. James
	Senior Assistant Chief Accountant

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